EXHIBIT 10.1
PETROQUEST ENERGY, INC.
ANNUAL CASH BONUS PLAN
PURPOSE
The purpose of this Annual Cash Bonus Plan (the “Plan”) as adopted by the Board of Directors (the “Board”) of PetroQuest Energy, Inc. (the “Company”) is to attract, motivate and retain executive management, officers and other employees by providing a financial incentive to employment with the Company or its subsidiaries and rewarding them for performance in line with increasing stockholder value based on a review of objective standards and subjective elements determined by the Committee (as defined below).
DEFINITIONS
“Actual Awarded Amount” means the total annual cash bonus actually awarded to a Participant as determined by the Committee in writing pursuant to the Plan for a particular Plan Year.
“AFE Performance” is expressed as a percentage, and is calculated by dividing the total capital expenditures of the Company’s operated projects during the Plan Year by the original AFE (authorization for expenditure) of such projects, adjusted for any items defined as a change in scope.
“Board” means the Board of Directors of the Company.
“Bonus Amount” means, with respect to each Participant, an amount equal to a percentage of the Participant’s Salary that may be available for distribution to the Participant as an Actual Awarded Amount for a Plan Year and expressed as minimum, target and maximum amounts awardable on Exhibit A. Varying percentages will apply to Participants at different levels within the Company. The Committee shall have the sole discretion to determine a Participant’s tier on Exhibit A. The initial percentages are included on Exhibit A of this Plan. The percentages on Exhibit A may be amended by the Committee at any time in writing at its sole discretion for a particular Plan Year.
“Code” means the Internal Revenue Code of 1986, as amended and the regulations, rulings and notices thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the Company’s common stock, par value $.001 per share.
“Company” means PetroQuest Energy, Inc., a Delaware corporation.
“Drilling Success Rate” is expressed as a percentage, and is calculated by dividing the number of wells completed by the Company during the Plan Year by the numbers of wells drilled by the Company during the Plan Year.
“Effective Date” means, August 9, 2006, until terminated by the Board.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Growth in Cash Flow Per Share” is expressed as a percentage, and is calculated by dividing (i) the Company’s cash flow per share during the Plan Year minus the Company’s cash flow per share during the previous year by (ii) the Company’s cash flow per share during the previous year. Cash flow per share is calculated by dividing (i) the Company’s cash flow from operating activities during the applicable year plus or minus the changes in working capital accounts by (ii) the diluted number of shares of Common Stock outstanding at the end of the applicable year.
“Growth in Earnings Per Share” is expressed as a percentage, and is calculated by dividing (i) the Company’s earnings per share during the Plan Year minus the Company’s earnings per share during the previous year by (ii) the Company’s earnings per share during the previous year. Earnings per share is defined as the Company’s diluted earnings per share during the applicable year.
“Increase in Net Asset Value” is expressed as a percentage, and is calculated by dividing (i) the Net Asset Value at the end of the Plan Year minus the Net Asset Value at the end of the previous year by (ii) Net Asset Value at the end of the previous year.
“Index Group” means the companies designated from time to time by the Committee on Exhibit C to be included in the Company’s peer group of companies used to calculate the composite Stockholder Return Percentage to which the Company’s Stockholder Return Percentage will be compared.
“Net Asset Value” is calculated by dividing (i) the present value, discounted at 10% per annum (PV-10), of estimated future net revenue before income tax of the Company’s estimated proven reserves minus long-term debt plus the working capital surplus (deficit) by (ii) the diluted number of shares of Common Stock outstanding at the end of the applicable year.
“Participant” means an individual officer or other employee of the Company or its subsidiaries chosen by the Committee to participate in the Plan for a given Plan Year. Except as determined by the Committee, each officer and employee of the Company or its subsidiaries are eligible for consideration by the Committee to participate in the Plan as a Participant.
“Plan” means this Annual Cash Bonus Plan.
“Plan Year” means the calendar year commencing on January 1 and ending on December 31 of each year beginning with calendar year 2006.
“Production Growth” is expressed as a percentage, and is calculated by dividing (i) the Company’s oil and gas production (measured in Mcfe) during the Plan Year minus the Company’s oil and gas production (measured in Mcfe) during the previous year by (ii) the Company’s oil and gas production (measured in Mcfe) during the previous year.
“Reserve Replacement Ratio” is expressed as a percentage, and is calculated by dividing (i) the Company’s total oil and gas reserves at the end of the Plan year minus the Company’s total oil and gas reserves at the beginning of the Plan Year plus the Company’s oil and gas production during the Plan Year by (ii) the Company’s oil and gas production during the Plan Year.
“Salary” means the base salary of a Participant, excluding all other forms of compensation, such as benefits, insurance, retirement plan contributions, overtime, or other additional compensation received in a Plan Year.
“Stockholder Return Percentage” is expressed as a percentage, and is calculated by dividing (i) the average of the daily closing prices of the common stock of the applicable entity during the Plan Year minus the average of the daily closing prices of the common stock of the applicable entity during the previous three years by (ii) the average of the daily closing prices of the common stock of the applicable entity during the previous three years, adjusted for dividends received during any year and adjusted for stock transactions that in the judgment of the Committee should be reflected to avoid distorted results (e.g., stock splits, stock dividends, etc.).

“Subsidiary” means any entity (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.
“Superior Performance Percentage” is calculated by subtracting the average of the Stockholder Return Percentage of the Index Group for the Plan Year from the Company’s Stockholder Return Percentage for the Plan Year less the average of the Stockholder Return Percentage of the Index Group for the Plan Year.
ADMINISTRATION
The Committee will be responsible for Plan administration. These responsibilities include, but are not limited to, the following:
1.	Designation and categorization of employees at different tiers on Exhibit A and determination of which employees of the Company or its subsidiaries may be included as Participants for each Plan Year, including employees who join the Company during the Plan Year;

2.	Reviewing and proposing changes in the criteria, the weight to be given to each criterion, the minimum and maximum thresholds and other factors utilized by the Committee in determining whether minimum, target and maximum Bonus Amounts will be awarded to a Participant as set forth on Exhibit B;

3.	Reviewing and proposing changes in the composition of the Index Group as set forth on Exhibit C;

4.	Determining the Bonus Amounts for each Plan Year based on current economic and financial conditions prevailing at the time and pursuant to the Plan; and

5.	Determining the Actual Awarded Amount.
The Committee shall have the authority to make all determinations under the Plan. The Committee shall have the authority to interpret and construe the Plan, and provide any omitted terms or definitions. All determinations under the Plan shall be vested in the sole and exclusive discretion of the Committee, and the determinations of the Committee as to such matters shall be final and conclusive on all persons interested in the Plan.
PARTICIPATION
On an annual basis, and (except for the 2006 Plan Year) prior to or within 90 days of the beginning of the Plan Year, the Committee shall determine those officers and other employees of the Company who will participate in the Plan for a particular Plan Year, and shall categorize such officers and other employees at different levels within the Company as shown on Exhibit A. The Committee may establish objective criteria for setting individual Bonus Amounts or may use their subjective judgment in setting Bonus Amounts in their sole discretion. Officers and employees who participate in one particular Plan Year shall not automatically be entitled to participate in any other Plan Year. Employees who join the Company during the Plan Year and Participants who terminate due to death or disability, as determined by the Committee in its sole discretion, or retirement on or after attaining age 65 may have their Bonus Amount for the Plan Year determined on a pro-rata basis by the Committee after considering executive management’s recommendations and payable only when the Actual Awarded Amount is determined by the Committee and when the Actual Awarded Amounts are paid to all Participants for the Plan Year. All other Participants who terminate (either voluntarily or involuntarily) during the applicable Plan Year will not be entitled to a Bonus Amount for that Plan Year. Participants who terminate after the end of the Plan Year but before the Actual Awarded Amounts are determined and payable may be entitled to a Bonus Amount only if the Committee, after considering executive management’s recommendations, determines that they or any of them are entitled to a Bonus Amount in its sole and absolute discretion. No Bonus Amount shall be vested or payable hereunder until the Actual Awarded Amount has been determined by the Committee in writing for the applicable Plan Year.

BONUS AMOUNTS, CRITERIA AND ANNUAL REVIEWS
The percentages on Exhibit A for Bonus Amounts under the Plan will be determined by the Committee in its sole discretion in writing for each Plan Year prior to or within 90 days of the beginning of the Plan Year (except that the percentages on Exhibit A will be applicable to the 2006 Plan Year and subsequent Play Years unless revised by the Committee) and expressed as the maximum, target and minimum Bonus Amounts for each Participant on Exhibit A. In determining Bonus Amounts the Committee will consider individual Participant performance and several factors that attempt to quantify the annual performance of the Company from the perspective of stockholders and potential investors. One basic premise is that stockholders should expect a certain level of performance from officers and other employees for the base salary and other compensation provided. Cash bonuses should be awarded, in large part, when performance meets or exceeds certain objective benchmarks, but reserving to the Committee the ability to determine Bonus Amounts based on discretionary, subjective factors as well.
Exhibit B lists the criteria, the weight to be given to each criterion, the minimum and maximum thresholds and other factors utilized by the Committee in determining whether Participants will be eligible to receive Bonus Amounts that are minimum, target or maximum or any amount in-between based on the annual performance of the Company and will remain effective unless revised by the Committee prior to or within 90 days of the beginning of the applicable Plan Year. As an example of how the criteria are applied, for the stock price performance criterion to be met, the stock price of the Company will need to increase at least 10%. If the increase is equal to or greater than 20%, all 20 points are earned under this factor. If the increase is greater than 10% but less than 20%, the points allocated to the stock price performance factor will be prorated. Calculations for the points earned by the other objective criteria will be performed in a similar fashion.
Participants will be eligible to receive up to the target Bonus Amount on Exhibit A if the Committee determines that the points on Exhibit B have been substantially earned for the Plan Year. For greater performance by the Company, as determined by the Committee, Participants may be eligible to receive a Bonus Amount greater than the Target Bonus amount up to the maximum Bonus Amount on Exhibit A, and for lesser performance by the Company, as determined by the Committee, Participants may be eligible to receive a Bonus Amount equal to or in between the minimum Bonus Amount and the target Bonus Amount on Exhibit A, all pro-rated based on points earned and taking into consideration the extent to which the Company exceeded one or more thresholds or did not meet one or more of the thresholds listed on Exhibit B, as determined by the Committee. The Committee shall make all determinations as to the number of Exhibit B points earned for a Plan Year and such determinations shall be verified by the independent public accounting or consulting firm as selected by the Committee.
The Committee will determine the Actual Awarded Amount for the Chief Executive Officer.
The Chief Executive Officer shall recommend to the Committee the Bonus Amounts that may be awarded to Participants who are executive officers and senior officers.
The Chief Executive Officer and executive management shall, after consulting with a Participant’s supervisor, if applicable, recommend to the Committee the Bonus Amounts to be paid to Participants who are vice presidents or other employees.
The Committee will determine the Actual Awarded Amount for each Participant after taking into consideration the foregoing recommendations, and determine the Actual Awarded Amounts with strong emphasis on the recommendations of the executive management and the Chief Executive Officer.
Notwithstanding the foregoing, the Committee shall have the sole discretion to determine the amount of the Actual Awarded Amounts.
STOCK PRICE PERFORMANCE

For the purpose of measuring the percentage change in the Company’s stock price, the Company’s average closing stock price for the Plan Year will be compared with the Company’s trailing three-year average closing stock price. For example, for the 2006 Plan Year, the Company’s average closing stock price for 2006 will be compared with the Company’s average closing stock price for 2005, 2004 and 2003.
INDEX GROUP
Each year the Committee shall review and modify, in writing, if necessary, the Index Group on Exhibit C as it determines in its sole discretion prior to or within 90 days of each Plan Year (except with respect to the 2006 Plan Year which shall be determined as of the date selected by the Committee). It is the intention of the Board that companies included in the Index Group should be similar to the Company and compete with the Company for capital. During a Plan Year, a company in the Index Group for the Plan Year may be excluded at the discretion of the Committee based on unusual/nonrecurring events that occur during the Plan Year that could materially distort the Stockholder Return Percentage of the Index Group (e.g., takeover, bankruptcy, etc.). The initial Index Group shall be the Company’s peer group as determined by the Committee as listed on Exhibit C.
OTHER CRITERIA
For the purpose of measuring the other objective criteria listed on Exhibit B, the current Plan Year performance will be compared to the previous year in making the calculations and computations.
ACTUAL AWARDED AMOUNTS
While the Company intends to award the Bonus Amounts for a Plan Year as determined by the Committee, the Bonus Amounts payable under this Plan are discretionary and no amounts shall be deemed to be awarded until the Committee has determined the Actual Awarded Amount in accordance with this Plan. No Bonus Amounts will be vested or paid pursuant to this Plan until the Committee has determined the Actual Awarded Amount; including, but not limited to, if, in the sole discretion of the Committee, the financial health of the Company does not warrant the payment of any Bonus Amounts or after the Company’s debt covenants are considered, regardless of whether the formulas used to determine performance are positive.
PAYMENT
Actual Awarded Amounts will be paid as soon as possible after such awards are determined by the Committee but not later than 2-1/2 months after they are determined by the Committee.
FINANCIAL REPORTING
This Plan is an annual plan that coincides with the calendar year and final amounts that may be payable will be included in the December financial reports for the applicable Plan Year. Estimates will be calculated quarterly and appropriate estimated accruals will be established each quarter by executive management after consultation with the Chairman of the Committee, and the Committee will be updated quarterly regarding the status of the Plan estimates and the accruals.
CHANGE-IN-CONTROL
     Notwithstanding any contrary provision in the Plan, in the event of a Change in Control (as defined below), each Participant shall receive the Participant’s target Bonus Amount on Exhibit A pro rated for the Plan Year in which the Change in Control occurs to be paid as soon as administratively feasible but in no event later than 2-1/2 months after the Change in Control occurs.

     For all purposes of this Plan, a “Change in Control” of the Company means the occurrence of any one or more of the following events:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in clauses (i) and (ii) of (c) below are satisfied;
     (b) Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) Approval by the stockholders of the Company of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;
     (d) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company;
     (e) The adoption of any plan or proposal for the liquidation or dissolution of the Company; or
     (f) Any other event that a majority of the Board, in its sole discretion, determines to constitute a Change in Control hereunder.

Notwithstanding the occurrence of any of the foregoing events set out in this section which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting or reasonably leading to a Change in Control shall not be deemed a Change in Control hereunder. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be, or reasonably lead to, a Change in Control, or after such event only if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be, or reasonably lead to, a Change in Control.
MISCELLANEOUS PLAN PROVISIONS
The Plan is an incentive bonus arrangement and is, therefore, not intended to be subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, and Code for certain employee benefit plans. The Plan is a discretionary plan and does not require annual distributions.
The Board reserves the right to amend, revise, modify, revoke or terminate the Plan at any time in its sole discretion, without prior notice to or consent of Participants. No contractual right to any benefit or payment described herein is created or is intended to be created by this document or any related action of the Board or the Committee and none should be inferred from the descriptions of this Plan. No officer or other employee of the Company is automatically entitled to any Bonus Amount under the Plan.
Bonus Amounts may not be assigned or transferred except in the event of the Participant’s death. Unless otherwise designated in writing, the Participant’s beneficiary will be the same as stated in the Participant’s 401k beneficiary designation.
The Company shall have the right to deduct all minimum required withholding for tax purposes from the Actual Awarded Amount for a Participant.
All administrative expenses of the Plan will be borne by the Company.
All amounts payable under this Plan shall be paid from the general assets of the Company and shall remain subject to the creditors of the Company. Neither the establishment of the Plan nor the making of Bonus Amounts hereunder shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company, in shares of stock of the Company or otherwise.
An individual shall be considered to be in the employment of the Company as long as he or she remains an officer or other employee of either the Company or any subsidiary of the Company. Nothing in the adoption of the Plan nor the making of Bonus Amounts hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.
All provisions of the Plan and all amounts paid or payable hereunder shall be construed in accordance with and governed by the laws of Delaware.